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                                                               Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-10559 on Form S-8 and 33-56555 and 333-31591 on Form S-3 of Burnham
Pacific Properties, Inc. of our report dated February 27, 1998 on the Village East Shopping Center Historical Statement of Revenues and Direct Operating Expenses for the year ended December 31, 1997; our report dated February 27, 1998 on the Arrowhead Village Historical Summary of Certain Revenues and Certain Expenses for the year ended December 31, 1997; and our report dated July 9, 1998 on the Zimel Portfolio Historical Statement of Certain Revenues and Certain Expenses for the year ended December 31, 1997, included in this Form 8-K of Burnham Pacific Properties, Inc.


Deloitte & Touche LLP

San Diego, California
December 21, 1998